Exhibit 99.1

PRESS RELEASE

VINEYARD NATIONAL BANCORP ANNOUNCES
ISSUANCE OF TRUST PREFERRED SECURITIES

Rancho Cucamonga, California - August 22, 2005 - Vineyard National Bancorp (the "Company") (NASDAQ: VNBC) announced that it completed a private issuance of $15 million in trust preferred securities (the “Trust Preferred Securities”) as part of a pooled securitization transaction with several other financial institutions on August 19, 2005.

The Trust Preferred Securities will bear a floating interest rate of three-month LIBOR plus 1.70 percent, and will mature on November 23, 2035. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 5.51%. The Trust Preferred Securities were issued through a newly formed trust, Vineyard Statutory Trust IX.

The Company intends to use the net proceeds from the transaction for general corporate purposes, including support for continued growth of Vineyard Bank.

Norman Morales, President and Chief Executive Officer of the Company stated, “These additional resources will assist the implementation of our strategic plan and ongoing initiatives without diluting common shareholders’ value. At an after-tax cost of 3.20%, we believe this is an efficient way to raise capital. The Company continues to believe that numerous opportunities in our marketplace are available, and that rising interest rates do not have an adverse impact on the specialty lines that we deliver.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such shares.

About Vineyard

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through eleven full-service banking centers in San Bernardino, Riverside, Orange, San Diego and Los Angeles counties of California, and two loan production offices located in Anaheim and Carlsbad, California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol “VNBC.”

Disclaimer

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Vineyard National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission are incorporated herein by reference. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include risks relating to the implementation of our business strategy and the management of our growth, changes in the competitive marketplace, changes in the interest rate environment, economic conditions, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices

9590 Foothill Boulevard, Rancho Cucamonga, California 91730
Tel: (909) 987-0177; Fax: (951) 278-0041
E-mail address: shareholderinfo@vineyardbank.com